EXHIBIT 10.3
Dynatrace
2024 Annual Short-Term Incentive Plan
1.Purpose. This 2024 Annual Short-Term Incentive Plan (“STI” or “Plan”) is a discretionary, short-term incentive plan designed to drive company performance and achievement of our key financial metrics. The Plan authorizes the establishment of a bonus program under which selected employees of Dynatrace, Inc. (“Dynatrace” or the “Company”) and its subsidiaries are eligible to earn bonuses under the Plan. The Plan is being adopted on a voluntary basis and at the discretion of the Company as a performance incentive for the participating employees in connection with the future operations of the Company.
2.Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), subject to the express provisions of the Plan. The Committee may delegate its authority to Company Management as the Committee sees fit. The Committee or its Management delegates shall have the sole authority and discretion to interpret any and all terms and conditions of the Plan and to determine whether any bonus is due or payable under the Plan.
3.Definitions.
“Bonus Year” means the fiscal year for which the Company Performance Measures are measured, as set forth in Exhibit A.
“Company Performance Measures” are objectives which are set by the Committee, in its sole discretion, at the beginning of the Bonus Year. The Company Performance Measures are generally defined by assessment of ARR, revenue, operating income, EBITDA and/or similar goals, but the Committee retains the discretion to set each Participant’s Performance Measures. For this Bonus Year, the Company Performance Measures are stated in Exhibit A.
“Earnings” means base salary actually earned during the Bonus Year and does not include bonuses (whether or not paid under this Plan), commissions, or the value of any other contractual or non-contractual benefits that are paid or provided in addition to fixed base salary.
“On-Target Bonus Percent” is a percentage, set for each Participant at the beginning of the Bonus Year, in the Committee’s sole discretion, that is multiplied by the Participant’s base salary to determine the Participant’s On-Target Bonus.
“On-Target Bonus” is an amount of money set as the On-Target Bonus for each Participant at the beginning of the Bonus Year, in the Committee’s sole discretion, stated as a percentage of each Participant’s base salary. The actual bonus paid under the Plan amount is subject to increase or decrease from the On-Target Bonus, as explained below, based upon the Company’s attainment of the Company Performance Measures.
“Participant” means an active employee of the Company, or any of its subsidiaries, who has been designated by the Committee as a participant in the Plan, subject to the requirements of local law.
“Payout Amount” is the bonus that a Participant earns under the Plan, equal to his or her On-Target Bonus adjusted (increased or decreased) based on the Company’s attainment of the Company Performance Measures and, if permitted in accordance with the terms set forth herein, adjusted again based upon the Participant’s performance as determined by each Participant’s manager.
Assessment of Company Performance Measures.
A.The Company Performance Measures and each Participant’s On-Target Bonus shall be determined by the Committee in its sole discretion at or around the beginning of the Bonus Year. The On-Target Bonus will be a percentage of the Participant’s Earnings for the Bonus Year. The Company Performance Measures that are based on Company-wide metrics shall be set forth and defined on Exhibit A. Each individual Participant’s Payout Amount will also be subject to adjustment (increased or decreased) based on the Participant’s performance, as determined by each Participant’s manager, except that Payout Amounts for Participants who are senior vice presidents and above are not subject to such adjustment. Each Participant will be provided with a letter or a memo (a “Bonus Eligibility Notice”) that will set forth each Participant’s On-Target Bonus Percent and will incorporate the terms of the Plan.
B.At the end of the Bonus Year, the Committee, in its sole discretion, will determine the extent to which the overall bonus pool will be funded, based upon the Company’s achievement of the Company Performance Measures set forth on Exhibit A.
C.If the Company’s actual achievement of the Company Performance Measures is between two of the percentages (Threshold, Target and Maximum) indicated on Exhibit A, then the overall bonus pool shall be a percentage of the original target bonus pool (based on the On-Target Bonus amount for each Participant) set at the outset of the Bonus Year interpolated on a straight-line basis between the two closest tiers.
D.No Payout Amount will be earned, due or payable for that portion which is determined with respect to a given Performance Measure, unless the Company achieves the “Threshold” stated in Exhibit A (i.e., 90% or 95% depending on the metric), to be determined by the Committee, in its sole discretion.
4.Eligibility. The On-Target Bonus and the Payout Amount do not represent entitlements, and a particular Participant’s Payout Amount may be withheld, conditioned, amended or cancelled by the Committee at any time in its sole discretion. In order for any Payout Amount to be considered earned, due and payable to the Participant, the Committee must determine that all conditions set forth in the Plan have been met.
5.Partial Year Eligibility. Except as the Committee may otherwise determine in its sole discretion, Participants must be employed by the Company or its subsidiaries as of December 1 of the Bonus Year and remain continuously employed until the date of actual payment pursuant to Section 7 below to be eligible for any Payout Amount. To the extent that a Participant becomes actively employed with the Company or its subsidiaries after the first day of a Bonus Year, any On-Target Bonus and/or Payout Amount shall be pro-rated based on the number of days for the Bonus Year the Participant was an active employee of the Company or its subsidiaries (or promoted) during such Bonus Year. This pro-rating shall apply equally to the extent that, after the first day of a Bonus Year, if an employee has a change in role impacting their STI participation percentage or eligibility, or if their On-Target Bonus is changed. See Section 10 for leaves of absence.
6.Interpretation. The Committee or its Management delegates shall have the authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the eligibility for and amount of any Bonus paid under the Plan to any Participant.
7.Payment of Bonus. A Payout Amount is considered earned, due and payable to a Participant only once all conditions of this Plan have been met, including the following: the Committee has made a final determination that the Company Performance Measures have been met in a percentage that results in a Payout Amount; the Committee has voted to pay the Payout Amount; the Audit Committee of the Board has approved the Company’s preliminary full-year financial statements for the Bonus Year; any adjustments have been determined by the Participant’s manager; and the Participant is employed by the Company through and on the day that the Payout Amount is paid. All Payout Amounts must be paid within six calendar months following the end of the Bonus Year, at a date to be determined by the Committee in its sole discretion. Bonuses are paid through the Company’s regular payroll process and all bonuses are subject to applicable tax withholdings as determined by the Company in its sole discretion.
8.Conduct of Business. No Payout Amount shall be earned, due or payable unless the Participant has at all times fully complied with the requirements of this Section 8.
A.Every Dynatrace employee eligible for awards under this Plan is expected to perform his/her job functions in a professional manner and in a way that reflects positively on Dynatrace.
B.All Participants must comply with all Company policies at all times, and abide by the Dynatrace the Code of Business Conduct & Ethics available on the Company Policies SharePoint Site in all business activities. The Code of Conduct is subject to update from time to time. Each Participant may be asked periodically to review and reaffirm the Code of Conduct and is expected to do so promptly.
C.The failure of a Participant to comply with Company policy or its Code of Conduct, or any action taken by a Participant to the detriment of Dynatrace or a customer or business partner, may result in forfeiture of all Payout Amounts.
D.Each Participant must fully comply with the terms of his or her employment agreement or other agreement relating to the terms of employment or relating to restrictive covenants or the treatment of intellectual property and confidential information.
E.The rights with respect to any award granted pursuant to this Plan of each Participant who is subject to the Company’s Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under the Clawback Policy or any other Company clawback, forfeiture or recoupment policy as in effect from time to time, or (iii) any other agreement or arrangement with a Participant, or (iii) applicable law.
9.Payouts at Termination. Under no circumstances will any Payout Amount be earned by or paid to an employee who resigns for any reason or is terminated for fraud, falsifying documents, falsely certifying as to compliance or other matters, unethical conduct, criminal conduct, willful misconduct, gross negligence, malingering, refusal to perform as directed, sexual harassment, unlawful discrimination, conduct that harms or endangers other employees of the Company or its customers or creates a hostile work environment, or for reasons within the meaning of “cause” in the applicable jurisdiction.
10.Leaves of Absence. In the event that a Participant takes or is put on leave of absence, such Participant’s On-Target Bonus and eligibility for a Payout Amount may be paid, or eliminated entirely, or pro-rated according to the Participant’s period of active service during the Bonus Year, subject to applicable law. In order to be eligible for an On-Target Bonus and Payout Amount while a Participant is on a leave of absence, the Participant must be considered to be in good standing at the time that the Participant is put on a leave of absence or first notifies the Company of his or her intent to take a leave of absence. Examples of a Participant not in “good standing” include; Participant is (1) put on garden leave by the Company as part of a termination or disciplinary process; or (2) notified by the Company that the Company wishes for the Participant’s employment to terminate, or is on a performance plan, or is the subject of an investigation into the Participant’s conduct, or is the subject of a disciplinary process or investigation that could lead to termination; or (3) otherwise determined by the Committee in its sole discretion to be not in good standing.
11.Sections 8, 9, and 10 are subject to and may be superseded by the local laws of the country in which the Participant resides.
12.Amendment and Termination. The Committee reserves the right to amend or terminate the Plan at any time in its sole discretion.

13.Plan Funding. Any amounts which become payable under the Plan shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company with respect to any bonus under this Plan. The total of all Payout Amounts under this Plan shall not exceed the total of all On-Target Bonus amounts for all Participants multiplied by the overall percentage paid out to Participants who are measured solely by Company Performance Measures.
14.No Contract. This Plan does not constitute an agreement of employment, create a term of employment, or create any contractual obligations by Dynatrace or any of its subsidiaries, and nothing in the Plan is intended or shall be interpreted to confer upon any Participant any right to or expectation of continued employment or any entitlement to a Payout Amount, bonus or any other payment under this Plan. To the maximum extent permitted by applicable law, every Dynatrace employee is an employee “at will”, meaning that the employee or Dynatrace may terminate the employment relationship at any time, with or without notice. This Plan is not to be interpreted as guaranteeing employment for any specified term, regardless of whether the Participant is meeting his or her Performance Measure(s). Achievement of Company Performance Measure(s) does not necessarily indicate acceptable job performance and shall have no bearing on the Company’s ability to terminate the Participant’s employment. For non-U.S. countries, if applicable, earnings under the Plan used in the calculation of bonuses shall also include all associated vacation benefits. Each Participant further acknowledges that all bonuses paid under this Plan shall not be included in the calculation of vacation benefits.

Adopted by the Compensation Committee of the Board of Directors of the Company on June 15, 2023